Exhibit 99.1

Tiga Acquisition Corp. Announces Extension to Business Combination Deadline

FOR IMMEDIATE RELEASE

SINGAPORE, May 23, 2022 — Tiga Acquisition Corp. (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”), announced today that it has approved an extension of the time period to consummate a Business Combination, in accordance with Article 49.8 of the Company’s Amended and Restated Memorandum and Articles of Association, to and including November 27, 2022.

In connection therewith, the Company has also approved the issuance and sale of, to Tiga Sponsor LLC (the “Sponsor”), an additional 2,760,000 private placement warrants at $1.00 per warrant, the proceeds of which will be deposited into the Company’s Trust Account. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed purchase by the Sponsor of additional private placement warrants and the anticipated deposit of the proceeds of such purchase in the Company’s Trust Account. No assurance can be given that the transactions discussed above will be completed on the terms described, or at all, or that the proceeds of the purchase of private placement warrants will be deposited as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company.

Investor Contact:

Diana Luo, Tiga Acquisition Corp.
CFO@tigaacquisitioncorp.com